Exhibit 99.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of January 17, 2025 by and between Allied Physicians of California, a Professional Medical Corporation, a California corporation (“APC”), and Astrana health, Inc., a Delaware corporation (“Astrana”), with reference to the following facts:

A.            APC holds more than 300,000 shares of Astrana's common stock, $0.001 par value per share (“Common Stock”).

B.            On the terms and subject to the conditions set forth in this Agreement, Astrana desires to purchase from APC, and APC desires to sell to Astrana, 300,000 of the shares of Common Stock held by APC (the “Purchase Shares”). It is the intention of the parties to this Agreement that the purchase and sale transaction contemplated by this Agreement (the “Transaction”) be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the satisfaction of the conditions for the so-called “Section 4(a)(1½ )” private resale exemption.

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.            Repurchase of the Purchase Shares.

1.1.            Repurchase of the Purchase Shares. On the terms and subject to the conditions of this Agreement, Astrana shall purchase from APC at the Closing (as hereinafter defined), and APC shall sell to Astrana at the Closing, the Purchase Shares, at a price of $35.17 per share, which is equal to the closing price per share of Astrana Common Stock on The Nasdaq Stock Market LLC on the date of this Agreement (the “Per Share Price”), or $10,551,000 in the aggregate (the “Purchase Price”).

1.2.            Closing; Closing Deliveries.

(a)            Closing. The closing of the purchase and sale of the Purchase Shares (the “Closing”) shall take through the mutual exchange by e-mail or other electronic means of executed copies of this Agreement (or counterparts hereof or thereof) as soon as practicable, but no later than two Business Days after the first date on which all the conditions to Closing set forth in Section 4 and Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date as APC and Astrana may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)            Transfer of Purchase Shares. At or as promptly as practicable following the Closing, APC shall take all action necessary to cause the Purchase Shares to be legally transferred to Astrana.

(c)            Evidence of Payment. At the Closing, Astrana shall deliver to APC evidence of payment of the Purchase Price to APC.

1.3.            Definitions. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms have the meaning ascribed below.

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such specified Person, including, without limitation, any partner, member, officer or director of such Person.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” means any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

“Law” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Astrana and its subsidiaries, taken as a whole.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Per Share Price” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchase Shares” has the meaning set forth in Section 1.1.

“Person” means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any governmental entity or any other entity or organization.

2.            Representations and Warranties of Astrana. Astrana hereby represents and warrants to APC as of the date of this Agreement and as of the Closing Date as follows:

2.1.            Organization, Good Standing, Corporate Power and Qualification. Astrana is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

2.2.            Authorization. All corporate action required to be taken by Astrana’s Board of Directors to authorize Astrana to enter into this Agreement and to purchase the Purchase Shares at the Closing has been taken. This Agreement constitutes the valid and legally binding obligation of Astrana, enforceable against Astrana in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3.            Non-Contravention. The execution and delivery of this Agreement by Astrana do not, and Astrana’s performance hereunder and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the certificate of incorporation or bylaws of Astrana, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Material Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect, (c) violate any Law or Order of any Governmental Authority applicable to Astrana, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to Astrana, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, have a Material Adverse Effect.

2.4.            Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Astrana’s knowledge, currently threatened against Astrana that questions the validity of this Agreement or the right of Astrana to enter into this Agreement or to consummate the transactions contemplated hereunder.

3.            Representations and Warranties of APC. APC hereby represents and warrants to Astrana as of the date of this Agreement and as of the Closing Date, as follows:

3.1.            Organization. APC is a professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2.            Authorization. APC has full power and authority to enter into this Agreement. This Agreement constitutes the valid and legally binding obligation of APC, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3.            Access to Information. APC has had an opportunity to discuss Astrana’s business, management, financial affairs and the terms and conditions of the sale of the Purchase Shares with Astrana’s management, and has had an opportunity to review Astrana’s facilities and such information of Astrana as it has requested. APC acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including securities such as the Shares, and further acknowledges that it is entering into this Agreement with APC in reliance on this acknowledgement and with APC’s understanding, acknowledgment and agreement that Astrana may possess material non-public information regarding Astrana (“Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as APC, when making investment decisions, including the decision to enter into this Agreement. APC is making the decision to enter into this Agreement with full recognition and acknowledgment that Astrana may possess Non-Public Information that it has not disclosed to APC.

3.4.            Independent Decision to Sell the Purchase Shares. APC acknowledges that: (i) it has reached its own decision to sell the Purchase Shares to Astrana relying exclusively on its own due diligence review, notwithstanding Astrana possession of, and nondisclosure of, the Non-Public Information, and (ii) it is not relying on any disclosures by Astrana in making its decision to sell the Purchase Shares to Astrana. APC (i) waives any claim, or potential claim, it has or may have against Astrana relating to Astrana’s possession and non-disclosure of Non-Public Information, (ii) is aware of the effects of such waiver, and (iii) is willing to proceed with the sale of the Purchase Shares to Astrana on this basis.

4.            Conditions to APC’s Obligations at Closing. The obligations of APC to sell the Purchase Shares to Astrana at the Closing are subject to the fulfillment, on or before Closing, of each of the following conditions, unless otherwise waived:

4.1.            Representations and Warranties. The representations and warranties of Astrana contained in Section 2 shall be true and correct in all material respects as if made as of the Closing Date.

4.2.            Performance. Astrana shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.3.            Closing Certificate. Astrana shall have delivered to APC a certificate stating that the conditions set forth in Sections 4.1 and 4.2 have been satisfied as of the Closing Date.

4.4.            No Governmental Prohibition. No Governmental Prohibition shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction.

4.5.            Consents. Astrana shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

4.6.            Adverse Change. Since the date of execution of this Agreement, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect

4.7.            Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to APC, and APC (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.            Conditions to Astrana’s Obligations at Closing. The obligations of Astrana to purchase the Purchase Shares from APC at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.            Representations and Warranties. The representations and warranties of APC contained in Section 3 shall be true and correct as of the Closing Date.

5.2.            Performance. APC shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by APC on or before the Closing Date.

5.3.            Closing Certificate. APC shall have delivered to Astrana a certificate stating that the conditions set forth in Sections 5.1 and 5.2 have been satisfied as of the Closing Date.

5.4.            No Governmental Prohibition. No Governmental Prohibition shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction.

5.5.            Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Astrana, and Astrana (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

6.            Termination.

6.1.            General. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Astrana and APC or by written notice given prior to the Closing in the manner provided as follows:

(a)            by APC giving written notice to Astrana if any of the conditions set forth in Section 4 (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied within 45 days after the date of this Agreement (or such other date as may have been mutually agreed upon in writing by APC and Astrana) (the “Drop-Dead Date”); provided, that, such failure to be satisfied is not caused by APC’s material breach of this Agreement;

(b)            by Astrana giving written notice to APC if any of the conditions set forth in Section 5 (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before the Drop-Dead Date; provided, that, such failure to be satisfied is not caused by Astrana’s material breach of this Agreement;

(c)            by APC giving written notice to Astrana if Astrana shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 4.1 or Section 4.2 and such breach shall not have been cured within 30 calendar days after receipt by Astrana of written notice of such breach from APC; provided, however, that APC is not then in material breach of this Agreement;

(d)            by Astrana giving written notice to APC if APC shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 5.1 or Section 5.2 and such breach shall not have been cured within 30 calendar days after receipt by APC of written notice of such breach from Astrana; provided, however, that Astrana is not then in material breach of this Agreement; or

(e)            by APC giving written notice to Astrana, or by Astrana giving written notice to APC, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition that has become final and nonappealable; provided, that, the Person seeking to terminate this Agreement pursuant to this Section 6.1(e) shall not have breached this Agreement, which breach is the proximate cause of, or resulted in, such Governmental Prohibition.

6.2.            Effect of Termination. The rights of termination under Section 6.1 are in addition to any other rights APC or Astrana may have under this Agreement and the exercise of a right of termination shall not be deemed to be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of APC and Astrana under this Agreement shall terminate.

7.            Miscellaneous.

7.1.            Transfer; Successors and Assigns. This Agreement may not be assigned by either party hereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to its principles of conflicts of laws.

7.3.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile or in PDF form shall constitute execution by such signatory.

7.4.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, or (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day. Communications sent to APC shall be sent to Allied Physicians of California, a Professional Medical Corporation, 1668 S. Garfield Ave., 2nd Floor, Alhambra CA 91801, Attention: Chief Executive Officer. Communications sent to Astrana shall be sent to Astrana Health, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, CA 91801, Attention: Thomas Lam, M.D., with a copy to the same address addressed to General Counsel. The foregoing contact Persons, notice addresses and related information may subsequently be modified by written notice given in accordance with this Section 8.5.

7.6.            COUNSEL. BY SIGNING THIS AGREEMENT, EACH PARTY HERETO EXPRESSLY AGREES AND ACKNOWLEDGES THAT IT (A) HAS READ THIS AGREEMENT CAREFULLY, (B) IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, (C) HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS OWN CHOOSING REGARDING THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND ITS RIGHTS AND OBLIGATIONS HEREUNDER, AND (D) FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN. FURTHERMORE, APC EXPRESSLY AGREES AND ACKNOWLEDGES THAT, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION, TIN KIN LEE AND TIN KIN LEE LAW OFFICE, A PROFESSIONAL CORPORATION (COLLECTIVELY, “TKL”), ARE COUNSEL FOR ASTRANA ONLY AND NOT FOR APC OR ANY OTHER INTERESTS. IN ADDITION, EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT (i) TKL HAS PROVIDED AND IS CURRENTLY PROVIDING REPRESENTATION TO APC IN OTHER MATTERS UNRELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, AND (ii) TKL HAS PROVIDED AND IS CURRENTLY PROVIDING REPRESENTATION TO ASTRANA IN OTHER MATTERS, INCLUDING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION. BASED ON THE FOREGOING, A POTENTIAL OR ACTUAL CONFLICT OF INTEREST SHOULD NOT EXIST WITH RESPECT TO TKL’S REPRESENTATION OF ASTRANA (AND NOT APC) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION. HOWEVER, BECAUSE THE CALIFORNIA RULES OF PROFESSIONAL CONDUCT REQUIRE FULL DISCLOSURE AND INFORMED WRITTEN CONSENT IN CASES OF A POTENTIAL OR ACTUAL CONFLICT OF INTEREST, EACH OF ASTRANA AND APC EXPRESSLY AGREES AND ACKNOWLEDGES THAT TKL MAY REPRESENT ASTRANA IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND IRREVOCABLY WAIVES (AND WILL NOT ASSERT) ANY CONFLICT OF INTEREST OR ANY OBJECTION ARISING THEREFROM OR RELATING THERETO.

7.7.            Indemnification Regarding Medallion Signature Guaranty. To facilitate the Transaction, Astrana has requested its transfer agent (Pacific Stock Transfer Company, “PSTC”) to waive its requirement for a signature medallion guarantee from APC, in consideration for which, Astrana will agree to indemnify PSTC in connection such waiver by PSTC (the “Astrana-PSTC Indemnity”). In consideration of the foregoing, and as a condition to consummating the Transaction, APC hereby agrees to indemnify and save harmless Astrana from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees, and other expenses of every nature and character by reason of (i) the waiver by PSTC of its requirement to obtain a signature medallion guarantee from APC, and (ii) the Astrana-PSTC Indemnity. APC’s indemnification obligation as set forth in this Section shall survive the closing of the transactions contemplated by this Agreement.

7.8.            Fees and Expenses. Astrana and APC each shall be responsible for their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9.            Interpretation. Each and every provision of this Agreement and the exhibits hereto have been mutually negotiated, prepared and drafted. The parties hereto have been represented by legal counsel or have had the opportunity to be represented by legal counsel. No term of this Agreement, the exhibits or schedules hereto shall be construed more strictly against any one party hereto than against any other party hereto. In connection with the construction or interpretation of any provision hereof or deletions therefrom, no consideration shall be given to the issue of which party actually prepared, drafted, requested or negotiated any provision or deletion.

7.10.          Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only by a written instrument executed by Astrana and APC.

7.11.          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12.          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13.          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, if any) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.14.          Principles of Construction. In this Agreement and all Exhibits and Schedules hereto, unless otherwise expressly indicated or required by the context:

(a)            reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(b)            reference to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as reenacted, re-designated, amended or extended from time to time;

(c)            defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(d)            the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; and

(e)            the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

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The parties have executed this Stock Purchase Agreement as of the date first written above.

“APC” ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Thomas Lam
Name:	Thomas Lam, M.D.
Title:	Chief Executive Officer

“Astrana” ASTRANA Health, INC.

By:	/s/ Brandon K. Sim
Name:	Brandon Sim
Title:	Chief Executive Officer and President